EXHIBIT 99.1

Modular Medical Announces Pricing of $15 Million Public Offering and Uplisting to the Nasdaq Capital Market

SAN DIEGO, CA, Feb. 10, 2022 (ACCESSWIRE) -- Modular Medical, Inc., (Nasdaq:MODD) (the “Company” or “Modular Medical”), a development-stage insulin pump company focused on providing insulin delivery without complexity to increase pump adoption and reduce the burden of diabetes care for clinicians and individuals living with diabetes, announced today the pricing of its underwritten public offering of 2,500,000 units at a price to the public of $6.00 per unit, for aggregate gross proceeds of $15 million, prior to deducting underwriting discounts, commissions and other estimated offering expenses. Each unit consists of one share of common stock, par value $0.001 per share, and one warrant to purchase one share of common stock. The common stock and warrants are immediately separable from the Units and will be issued separately. The warrants are exercisable immediately, expire five years from the date of issuance and have an exercise price of $6.60 per share.

The Company intends to use the net proceeds from this offering for general corporate purposes, including working capital, to develop its initial sales and marketing infrastructure, to fund additional research and development activities, to develop its initial manufacturing and production capabilities and make related capital expenditures and to repay a promissory note.

The Company also announced that, in connection with the offering, its common stock has been approved for listing on the Nasdaq Capital Market and will begin trading on the Nasdaq Capital Market under the symbol “MODD” on February 10, 2022. The Company does not intend to apply for listing of the warrants on any national securities exchange.

Oppenheimer & Co. Inc. is acting as sole book-running manager for the offering. The Benchmark Company, LLC and Lake Street Capital Markets LLC are acting as co-lead managers for the offering. The offering is expected to close on February 14, 2022, subject to customary closing conditions.

A registration statement on Form S-1 (File No. 333-260682) relating to these securities has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and was declared effective by the SEC on February 9, 2022. The offering is being made only by means of a written prospectus that forms the part of the effective registration statement. Copies of the final prospectus relating to the offering, when available, may be obtained from Oppenheimer & Co. Inc., Attention: Syndicate Prospectus Department, at 85 Broad Street, 26th floor, New York, NY 10004, or via email at equityprospectus@opco.com or telephone at (212) 667-8055. Investors may also obtain these documents at no cost by visiting the SEC’s website at https://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Modular Medical, Inc.

Modular Medical, Inc. (Nasdaq:MODD) is a development-stage diabetes technology company based in San Diego, CA. Working from an innovative set of patented technologies, Modular Medical intends to launch the first insulin pump designed to meet the unmet needs of the greater part of the insulin-requiring diabetes community. The Company seeks to transform the user experience, revolutionize design and streamline manufacturing, to decisively open access to the new standard in wearable insulin delivery. Modular Medical was founded by Paul DiPerna, a seasoned medical device professional and world-class microfluidics engineer. Mr. DiPerna was previously the founder (in 2005) of Tandem Diabetes (TNDM) and invented and designed its t:slim insulin pump. More information is available at https://modular-medical.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Modular Medical desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements primarily on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements, include the Company’s expectations with respect to commencement of trading of its common stock on the Nasdaq Capital Market, the completion of the public offering and the use of proceeds, and the Risk Factors contained within its filings with the SEC, including its Annual Report on Form 10-K for the year ended March 31, 2021. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. Modular Medical undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

All trademarks mentioned herein are the property of their respective owners.

Contact:

Ellen O’Connor Vos

Chief Executive Officer

Modular Medical, Inc.
+1 (858) 800-3500
IR@modular-medical.com

SOURCE: Modular Medical, Inc.